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Exhibit 99.1

Magna Entertainment Corp. 337 Magna Drive Aurora, Ontario, Canada L4G 7K1 Tel (905) 726-2462 Fax (905) 726-2585

PRESS RELEASE

MAGNA ENTERTAINMENT CORP.
ANNOUNCES RESULTS FOR THE SECOND QUARTER
ENDED JUNE 30, 2008

Aurora, ON, August 5, 2008 - Magna Entertainment Corp. ("MEC") (NASDAQ: MECAD; TSX: MEC.A) today reported its financial results for the second quarter ended June 30, 2008.

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Revenues(i)	$166,282	$167,406	$397,258	$421,608
Earnings before interest, taxes, depreciation and amortization ("EBITDA")(i)(iii)	$5,212	$3,969	$21,071	$28,523
Net income (loss)
Continuing operations(iii)	$(22,990)	$(20,329)	$(35,957)	$(14,619)
Discontinued operations(ii)(iii)	1,736	(3,108)	(31,757)	(6,349)

Net loss	$(21,254)	$(23,437)	$(67,714)	$(20,968)

Diluted earnings (loss) per share(iv)
Continuing operations(iii)	$(3.93)	$(3.77)	$(6.16)	$(2.72)
Discontinued operations(ii)(iii)	0.29	(0.58)	(5.44)	(1.18)

Diluted loss per share(iv)	$(3.64)	$(4.35)	$(11.60)	$(3.90)

(i)	Revenues and EBITDA for all periods presented are from continuing operations only.
(ii)
Discontinued operations for the three and six months ended June 30, 2008 and 2007 include the operations of Remington Park in Oklahoma, Thistledown in Ohio, Portland Meadows in Oregon, Great Lakes Downs in Michigan and Magna Racino™ in Austria.
(iii)
EBITDA, net loss and diluted loss per share from continuing operations for the six months ended June 30, 2008 include a write-down of $5.0 million related to the Dixon, California real estate property.

Net loss and diluted loss per share from discontinued operations for the six months ended June 30, 2008 include write-downs of $29.2 million related to Magna Racino™ long-lived assets and $3.1 million related to Instant Racing terminals and the associated facility at Portland Meadows.
(iv)
On July 3, 2008, the Company's Board of Directors approved a reverse stock split with an effective date of July 22, 2008, of the Company's Class A Subordinate Voting Stock ("Class A Stock") and Class B Stock utilizing a 1:20 consolidation ratio. As a result of the reverse stock split, every twenty shares of the Company's issued and outstanding Class A Stock and Class B Stock were consolidated into one share of the Company's Class A Stock and Class B Stock, respectively. In addition, the exercise prices of the Company's stock options and the conversion prices of the Company's convertible subordinated notes have been adjusted, such that, the number of shares potentially issuable on the exercise of stock options and/or conversion of subordinated notes will reflect the 1:20 consolidation ratio. Accordingly, all of the Company's issued and outstanding Class A Stock and Class B Stock and all performance share awards, outstanding stock options to purchase Class A Stock and all performance share awards, outstanding stock options to purchase Class A Stock and convertible subordinated notes into Class A Stock for all periods presented have been restated to reflect the reverse stock split.
All amounts are reported in U.S. dollars in thousands, except per share figures.

Frank Stronach, MEC's Chairman and Chief Executive Officer commented: "Despite difficult economic conditions in the U.S., our EBITDA from continuing operations improved by $1.2 million in the second quarter of 2008 compared to the same period last year. This improvement was primarily due to improved results at Gulfstream Park, Santa Anita Park and our real estate operations partially offset by disappointing results at The Maryland Jockey Club. We are also encouraged by the results at XpressBet®, which increased its handle by 21%, and Remington Park, which increased its slot revenues by 17%, both compared to the same quarter last year. Notwithstanding this modest improvement in EBITDA for the quarter, we recognize the need for further significant improvement in our operating results, as we also focus on dramatically reducing our debt levels."

Blake Tohana, MEC's Executive Vice-President and Chief Financial Officer, commented: "Although we continue to take steps to implement our debt elimination plan, U.S. real estate and credit markets have continued to demonstrate weakness in 2008 and we do not expect to complete our plan on the originally contemplated time schedule. However, we remain firmly committed to reducing debt and interest expense. We closed the sale of Great Lakes Downs in July 2008 and are continuing to pursue other asset sale opportunities."

Our racetracks operate for prescribed periods each year. As a result, our racing revenues and operating results for any quarter will not be indicative of our racing revenues and operating results for the year.

Revenues from continuing operations were $166.3 million for the three months ended June 30, 2008, a decrease of $1.1 million or 0.7% compared to $167.4 million for the three months ended June 30, 2007. The decreased revenues from continuing operations were primarily due to:

  •
  Maryland revenues below the prior year period by $4.4 million primarily due to decreased handle and wagering revenues at this year's Preakness®, and decreased average daily attendance and handle during the race meets at both Laurel Park and Pimlico; and

  •
  California revenues below the prior year period by $4.0 million due to 5 fewer live race days at Golden Gate Fields with a change in the racing calendar which shifted live race days to the third and fourth quarters of 2008, partially offset by increased non-wagering revenues at Santa Anita Park from special events and facility rentals;

partially offset by:

  •
  Florida revenues above the prior year period by $5.5 million primarily due to increased gross gaming revenues at Gulfstream Park from improved slot and poker operations, and increased wagering revenues from the introduction of year round simulcasting at Gulfstream Park at the end of the 2008 race meet; and

  •
  Real estate and other operations revenues above the prior year period by $2.3 million due to increased housing unit sales at our European residential housing development.

Revenues were $397.3 million in the six months ended June 30, 2008, a decrease of $24.4 million or 5.8% compared to $421.6 million for the six months ended June 30, 2007. The decreased revenues in the six months ended June 30, 2008 compared to the prior year period are primarily due to the same factors impacting the three months ended June 30, 2008 as well as California revenues below the prior year period by $21.2 million due to the net loss of 8 live race days at Santa Anita Park due to excessive rain and track drainage issues with the new synthetic racing surface that was installed in the fall of 2007.

EBITDA from continuing operations was $5.2 million for the three months ended June 30, 2008, an increase of $1.2 million or 31.3% compared to $4.0 million for the three months ended June 30, 2007. The increased EBITDA from continuing operations was primarily due to:

  •
  Florida operations above the prior year period by $2.5 million due to increased gaming and simulcasting revenues at Gulfstream Park as noted above, combined with reduced operating costs and improved food and beverage operations; and

  •
  Real estate and other operations above the prior year period by $2.0 million due to increased revenues at our European residential housing development as noted above;

partially offset by:

  •
  Maryland operations below the prior year period by $4.2 million due to decreased revenues at The Maryland Jockey Club as noted above, combined with increased severance costs and the December 31,

    2007 expiry of expense contribution agreements with the Maryland Thoroughbred Horsemen's Association and the Maryland Breeders' Association.

EBITDA of $21.1 million for the six months ended June 30, 2008, decreased $7.5 million from $28.5 million in the six months ended June 30, 2007 primarily due to:

  •
  California operations below the prior year period by $3.9 million for the reasons noted above which decreased revenues at Santa Anita Park and Golden Gate Fields;

  •
  Maryland operations below the prior year period by $5.9 million for the reasons noted above which decreased revenues and EBITDA at Laurel Park and Pimlico in the three months ended June 30, 2008; and

  •
  A write-down of long-lived assets of $5.0 million relating to an impairment charge related to the Dixon, California real estate property in the six months ended June 30, 2008, which represented the excess of the carrying value of the asset over the estimated fair value less selling costs.

During the three months ended June 30, 2008, cash used for operating activities of continuing operations was $22.3 million, which decreased $25.2 million from cash provided from operating activities of continuing operations of $2.9 million in the three months ended June 30, 2007, primarily due to an increase in cash used for non-cash working capital balances. In the three months ended June 30, 2008, cash used for non-cash working capital balances of $11.9 million is primarily due to a decrease in accounts payable and other accrued liabilities, partially offset by a decrease in restricted cash at June 30, 2008 compared to the respective balances at March 31, 2008. Cash provided from investing activities of continuing operations in the three months ended June 30, 2008 was $24.7 million, including $31.5 million of proceeds received on the sale of real estate to a related party, $3.3 million of proceeds on the disposal of fixed assets, partially offset by $5.7 million of other asset additions and $4.4 million of real estate property and fixed asset additions. Cash provided from financing activities of continuing operations during the three months ended June 30, 2008 of $2.7 million includes net borrowings of $11.6 million from our controlling shareholder, partially offset by net repayments of $5.7 million of long-term debt and $3.3 million of bank indebtedness.

Although we continue to take steps to implement our debt elimination plan, real estate and credit markets have continued to demonstrate weakness to date in 2008 and we do not expect that we will be able to complete asset sales at acceptable prices as quickly or for amounts as originally contemplated. Also, given the announcement of the reorganization proposal for MI Developments Inc. ("MID"), our controlling shareholder, and pending determination of whether it will proceed, we are in the process of reconsidering whether to sell certain of the assets that were originally identified for disposition under the debt elimination plan. As a result of these developments, combined with our upcoming debt maturities and our operational funding requirements, we will again need to seek extensions or additional funds in the short-term from one or more possible sources. The availability of such extensions or additional funds from existing lenders, including our controlling shareholder, or from other sources is not assured and, if available, the terms thereof are not determinable at this time.

We will hold a conference call to discuss our second quarter results on Wednesday August 6, 2008 at 3:00 p.m. EST. The number to use for this call is 1-800-255-2466. Please call 10 minutes prior to the start of the conference call. The dial-in number for overseas callers is 212-676-5399. We will also web cast the conference call at www.magnaentertainment.com. If you have any teleconferencing questions, please call Karen Richardson at 905-726-7465.

MEC, North America's largest owner and operator of horse racetracks, based on revenue, develops, owns and operates horse racetracks and related pari-mutuel wagering operations, including off-track betting facilities. MEC also develops, owns and operates casinos in conjunction with its racetracks where permitted by law. MEC owns and operates AmTote International, Inc., a provider of totalisator services to the pari-mutuel industry, XpressBet®, a national Internet and telephone account wagering system, as well as MagnaBet™ internationally. Pursuant to joint ventures, MEC has a fifty percent interest in HorseRacing TV®, a 24-hour horse racing television network and TrackNet Media Group, LLC, a content management company formed to distribute the full breadth of MEC's horse racing content.

This press release contains "forward-looking statements" within the meaning of applicable securities legislation, including Section 27A of the United States Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act") and forward-looking information as defined in the Securities Act (Ontario) (collectively referred to as forward-looking statements). These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Act (Ontario) and include, among others, statements regarding: the current status and the potential impact of the debt elimination plan on our debt reduction efforts, as to which there can be no assurance of success; expectations as to our ability to complete asset sales at the appropriate prices and in a timely manner; the impact of the short-term bridge loan facility with a subsidiary of MID; expectations as to our ability to comply with the bridge loan and other credit facilities; our ability to continue as a going concern; strategies and plans; expectations as to financing and liquidity requirements and arrangements; expectations as to operations; expectations as to revenues, costs and earnings; the time by which certain redevelopment projects, transactions or other objectives will be achieved; estimates of costs relating to environmental remediation and restoration; proposed developments, products and services; expectations as to the timing and receipt of government approvals and regulatory changes in gaming and other racing laws and regulations; expectations that claims, lawsuits, environmental costs, commitments, contingent liabilities, labor negotiations or agreements, or other matters will not have a material adverse effect on our consolidated financial position, operating results, prospects or liquidity; projections, predictions, expectations, estimates, beliefs or forecasts as to our financial and operating results and future economic performance; and other matters that are not historical facts.

Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or the times at or by which such performance or results will be achieved. Undue reliance should not be placed on such statements. Forward-looking statements are based on information available at the time and/or management's good faith assumptions and analyses made in light of our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control, that could cause actual events or results to differ materially from such forward-looking statements. Important factors that could cause actual results to differ materially from our forward-looking statements include, but may not be limited to, material adverse changes in: general economic conditions; the popularity of racing and other gaming activities as recreational activities; the regulatory environment affecting the horse racing and gaming industries; our ability to obtain or maintain government and other regulatory approvals necessary or desirable to proceed with proposed real estate developments; increased regulation affecting certain of our non-racetrack operations, such as broadcasting ventures; and our ability to develop, execute or finance our strategies and plans within expected timelines or budgets. In drawing conclusions set out in our forward-looking statements above, we have assumed, among other things, that we will continue with our efforts to implement our debt elimination plan, but not on the originally contemplated time schedule, and comply with the terms of and/or obtain waivers or other concessions from our lenders and refinance or repay upon maturity our existing financing arrangements (including our short-term bridge loan with a subsidiary of MID and our senior secured revolving credit facility with a Canadian financial institution), and there will not be any material adverse changes in: general economic conditions; the popularity of horse racing and other gaming activities; weather and other environmental conditions at our facilities; the regulatory environment; and our ability to develop, execute or finance our strategies and plans as anticipated.

Forward-looking statements speak only as of the date the statements were made. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking statements. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

For more information contact:

Blake Tohana
Executive Vice-President
    and Chief Financial Officer
Magna Entertainment Corp.
337 Magna Drive
Aurora, ON L4G 7K1
Tel: 905-726-7493

MAGNA ENTERTAINMENT CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
(U.S. dollars in thousands, except per share figures)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Revenues
Racing and gaming
Pari-mutuel wagering	$109,043	$113,421	$291,936	$315,759
Gaming	10,867	9,151	24,504	22,816
Non-wagering	43,017	43,776	73,848	80,142

	162,927	166,348	390,288	418,717

Real estate and other
Sale of real estate	—	—	1,492	—
Residential development and other	3,355	1,058	5,478	2,891

	3,355	1,058	6,970	2,891

	166,282	167,406	397,258	421,608

Costs, expenses and other income
Racing and gaming
Pari-mutuel purses, awards and other	65,108	65,624	177,136	192,373
Gaming purses, taxes and other	7,271	6,221	16,471	15,884
Operating costs	70,337	71,866	143,522	148,321
General and administrative	15,081	17,214	29,061	31,868

	157,797	160,925	366,190	388,446

Real estate and other
Cost of real estate sold	—	—	1,492	—
Operating costs	1,017	612	1,896	1,730
General and administrative	131	230	266	409

	1,148	842	3,654	2,139

Predevelopment and other costs	1,052	867	1,447	1,372
Depreciation and amortization	11,216	9,061	22,272	17,711
Interest expense, net	16,456	11,145	32,493	22,507
Write-down of long-lived assets	—	—	5,000	—
Equity loss	1,073	803	1,909	1,128
Recognition of deferred gain on The Meadows transaction	—	—	(2,013)	—

	188,742	183,643	430,952	433,303

Loss from continuing operations before income taxes	(22,460)	(16,237)	(33,694)	(11,695)
Income tax expense	530	4,092	2,263	2,924

Loss from continuing operations	(22,990)	(20,329)	(35,957)	(14,619)
Income (loss) from discontinued operations	1,736	(3,108)	(31,757)	(6,349)

Net loss	(21,254)	(23,437)	(67,714)	(20,968)
Other comprehensive income (loss)
Foreign currency translation adjustment	(407)	1,264	2,082	2,010
Change in fair value of interest rate swap	673	5	57	(96)

Comprehensive loss	$(20,988)	$(22,168)	$(65,575)	$(19,054)

Earnings (loss) per share for Class A Subordinate Voting Stock and Class B Stock:
Basic and Diluted
Continuing operations	$(3.93)	$(3.77)	$(6.16)	$(2.72)
Discontinued operations	0.29	(0.58)	(5.44)	(1.18)

Loss per share	$(3.64)	$(4.35)	$(11.60)	$(3.90)

Average number of shares of Class A Subordinate Voting Stock and Class B Stock outstanding during the period (in thousands):
Basic and Diluted	5,845	5,386	5,838	5,382

See accompanying notes

MAGNA ENTERTAINMENT CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(U.S. dollars in thousands)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Cash provided from (used for):
Operating activities of continuing operations:
Loss from continuing operations	$(22,990)	$(20,329)	$(35,957)	$(14,619)
Items not involving current cash flows	12,588	9,241	29,663	17,623

	(10,402)	(11,088)	(6,294)	3,004
Changes in non-cash working capital balances	(11,859)	14,034	(19,544)	(16,076)

	(22,261)	2,946	(25,838)	(13,072)

Investing activities of continuing operations:
Real estate property and fixed asset additions	(4,380)	(22,512)	(14,868)	(35,861)
Other asset additions	(5,666)	(1,434)	(7,042)	(2,486)
Proceeds on disposal of real estate properties	—	—	1,492	—
Proceeds on disposal of fixed assets	3,291	1,001	5,345	2,641
Proceeds on real estate sold to parent	—	23,663	—	87,909
Proceeds on real estate sold to a related party	31,460	—	31,460	—

	24,705	718	16,387	52,203

Financing activities of continuing operations:
Proceeds from bank indebtedness	14,619	741	37,746	15,741
Proceeds from indebtedness and long-term debt with parent	31,826	6,402	50,900	16,329
Proceeds from long-term debt	5	3,865	2,736	4,140
Repayment of bank indebtedness	(17,875)	(15,000)	(40,469)	(21,515)
Repayment of indebtedness and long-term debt with parent	(20,217)	(473)	(22,433)	(2,153)
Repayment of long-term debt	(5,692)	(15,855)	(8,878)	(29,460)

	2,666	(20,320)	19,602	(16,918)

Effect of exchange rate changes on cash and cash equivalents	21	19	78	(86)

Net cash flows provided from (used for) continuing operations	5,131	(16,637)	10,229	22,127

Cash provided from (used for) discontinued operations:
Operating activities of discontinued operations	2,755	(906)	1,593	(1,356)
Investing activities of discontinued operations	(4,075)	(2,552)	(4,983)	(3,227)
Financing activities of discontinued operations	(13,323)	(1,483)	(12,655)	(21,582)

Net cash flows used for discontinued operations	(14,643)	(4,941)	(16,045)	(26,165)

Net decrease in cash and cash equivalents during the period	(9,512)	(21,578)	(5,816)	(4,038)
Cash and cash equivalents, beginning of period	47,089	75,831	43,393	58,291

Cash and cash equivalents, end of period	37,577	54,253	37,577	54,253
Less: cash and cash equivalents, end of period of discontinued operations	(8,171)	(10,814)	(8,171)	(10,814)

Cash and cash equivalents, end of period of continuing operations	$29,406	$43,439	$29,406	$43,439

See accompanying notes

MAGNA ENTERTAINMENT CORP.
CONSOLIDATED BALANCE SHEETS
(REFER TO NOTE 1 — GOING CONCERN)
(Unaudited)
(U.S. dollars and share amounts in thousands)

	June 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$29,406	$34,152
Restricted cash	11,733	28,264
Accounts receivable	36,907	32,157
Due from parent	940	4,463
Income taxes receivable	—	1,234
Inventories	6,272	6,351
Prepaid expenses and other	16,487	9,946
Assets held for sale	27,343	35,658
Discontinued operations	115,738	75,455

	244,826	227,680

Real estate properties, net	701,510	705,069
Fixed assets, net	79,382	85,908
Racing licenses	109,868	109,868
Other assets, net	13,218	10,980
Future tax assets	39,576	39,621
Assets held for sale	—	4,482
Discontinued operations	—	60,268

	$1,188,380	$1,243,876

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Bank indebtedness	$36,491	$39,214
Accounts payable	46,416	65,351
Accrued salaries and wages	8,481	8,198
Customer deposits	3,029	2,575
Other accrued liabilities	32,123	46,124
Income taxes payable	633	—
Long-term debt due within one year	11,088	10,654
Due to parent	170,215	137,003
Deferred revenue	2,772	4,339
Liabilities related to assets held for sale	876	1,047
Discontinued operations	83,840	75,396

	395,964	389,901

Long-term debt	83,301	89,680
Long-term debt due to parent	67,299	67,107
Convertible subordinated notes	223,071	222,527
Other long-term liabilities	15,566	18,255
Future tax liabilities	81,471	80,076
Discontinued operations	—	13,617

	866,672	881,163

Shareholders' equity:
Class A Subordinate Voting Stock
(Issued: 2008 — 2,930; 2007 — 2,908)	339,587	339,435
Class B Stock
(Convertible into Class A Subordinate Voting Stock)
(Issued: 2008 and 2007 — 2,923)	394,094	394,094
Contributed surplus	116,164	91,825
Other paid-in-capital	2,110	2,031
Accumulated deficit	(577,771)	(510,057)
Accumulated other comprehensive income	47,524	45,385

	321,708	362,713

	$1,188,380	$1,243,876

See accompanying notes

MAGNA ENTERTAINMENT CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(All amounts in U.S. dollars unless otherwise noted and all tabular amounts in thousands, except per share figures)

1.
GOING CONCERN

  These consolidated financial statements of Magna Entertainment Corp. ("MEC" or the "Company") have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future. The Company has incurred a net loss of $67.7 million for the six months ended June 30, 2008, has incurred net losses of $113.8 million, $87.4 million and $105.3 million for the years ended December 31, 2007, 2006 and 2005, respectively, and at June 30, 2008 has an accumulated deficit of $577.8 million and a working capital deficiency of $151.1 million. At June 30, 2008, the Company had $229.8 million of debt due to mature in the 12-month period ending June 30, 2009, including amounts owing under the Company's $40.0 million senior secured revolving credit facility with a Canadian financial institution, which is scheduled to mature on August 15, 2008, amounts owing under its amended bridge loan facility of up to $110.0 million with a subsidiary of MI Developments Inc. ("MID"), the Company's controlling shareholder, which is scheduled to mature on August 31, 2008 and the Company's obligation to repay $100.0 million of indebtedness under the Gulfstream Park project financings with a subsidiary of MID by August 31, 2008. Accordingly, the Company's ability to continue as a going concern is in substantial doubt and is dependent on the Company generating cash flows that are adequate to sustain the operations of the business, renewing or extending current financing arrangements and meeting its obligations with respect to secured and unsecured creditors, none of which is assured. If the Company is unable to repay its obligations when due or satisfy required covenants in debt agreements, substantially all of the Company's other current and long-term debt will also become due on demand as a result of cross-default provisions within loan agreements, unless the Company is able to obtain waivers, modifications or extensions. On September 12, 2007, the Company's Board of Directors approved a debt elimination plan designed to eliminate net debt by December 31, 2008 by generating funding from the sale of assets, entering into strategic transactions involving certain of the Company's racing, gaming and technology operations, and a possible future equity issuance. To address short-term liquidity concerns and provide sufficient time to implement the debt elimination plan, the Company arranged $100.0 million of funding in September 2007, comprised of (i) a $20.0 million private placement of the Company's Class A Subordinate Voting Stock to Fair Enterprise Limited ("Fair Enterprise"), a company that forms part of an estate planning vehicle for the family of Frank Stronach, the Chairman and Chief Executive Officer of the Company, which was completed in October 2007; and (ii) a short-term bridge loan facility of up to $80.0 million with a subsidiary of MID, which was subsequently increased to $110.0 million on May 23, 2008. Although the Company continues to take steps to implement the debt elimination plan, weakness in the U.S. real estate and credit markets have adversely impacted the Company's ability to execute the debt elimination plan as market demand for the Company's assets has been weaker than expected and financing for potential buyers has become more difficult to obtain such that the Company does not expect to execute the debt elimination plan on the time schedule originally contemplated, if at all. Further, given the announcement of the MID reorganization proposal, and pending determination of whether it will proceed, the Company is in the process of reconsidering whether to sell certain of the assets that were originally identified for disposition under the debt elimination plan. As a result, the Company has needed and will again need to seek extensions from existing lenders and additional funds in the short-term from one or more possible sources. The availability of such extensions and additional funds is not assured and, if available, the terms thereof are not determinable at this time. These consolidated financial statements do not give effect to any adjustments to recorded amounts and their classification, which would be necessary should the Company be unable to continue as a going concern and, therefore, be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the consolidated financial statements.

2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

  The accompanying unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP") for interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The preparation of the interim consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the interim consolidated financial statements and accompanying notes. Actual results could differ from these estimates. In the opinion of management, all adjustments, which consist of normal and recurring adjustments, necessary for fair presentation have been included. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 2007.

  Reverse Stock Split

  Subsequent to the consolidated balance sheet date, on July 3, 2008, the Company's Board of Directors approved a reverse stock split (the "Reverse Stock Split"), with an effective date of July 22, 2008, of the Company's Class A Subordinate Voting Stock and Class B Stock utilizing a 1:20 consolidation ratio. As a result of the Reverse Stock Split, every twenty shares of the Company's issued and outstanding Class A Subordinate Voting Stock and Class B Stock were consolidated into one share of the Company's Class A Subordinate Voting Stock and Class B Stock, respectively. In addition, the exercise prices of the Company's stock options and the conversion prices of the Company's convertible subordinated notes have been adjusted, such that, the number of shares potentially issuable on the exercise of stock options and/or conversion of subordinated notes will reflect the 1:20 consolidation ratio. Accordingly, all of the Company's issued and outstanding Class A Subordinate Voting Stock and Class B Stock and all performance share awards, outstanding stock options to purchase Class A Subordinate Voting Stock and convertible subordinated notes into Class A Subordinate Voting Stock for all periods presented have been restated to reflect the Reverse Stock Split.

  Seasonality

  The Company's racing business is seasonal in nature. The Company's racing revenues and operating results for any quarter will not be indicative of the racing revenues and operating results for the year. The Company's racing operations have historically operated at a loss in the second half of the year, with the third quarter generating the largest operating loss. This seasonality has resulted in large quarterly fluctuations in revenues and operating results.

  Comparative Amounts

  Certain of the comparative amounts have been reclassified to reflect assets held for sale, discontinued operations and the Reverse Stock Split.

  Impact of Recently Adopted Accounting Standards

  In September 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 157, Fair Value Measurements ("SFAS 157"). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with U.S. GAAP and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued Staff Position No. 157-2, Effective Date of FASB Statement No. 157, which defers the effective date of SFAS 157 for non-financial assets and liabilities, except for items that are recognised or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008. Effective January 1, 2008, the Company adopted the provisions of SFAS 157 prospectively, except with respect to certain non-financial assets and liabilities which have been deferred. The adoption of SFAS 157 did not have a material effect on the Company's consolidated financial statements.

  The following table represents information related to the Company's financial liabilities measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at June 30, 2008:

	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities carried at fair value:
Interest rate swaps	$—	$1,221	$—

  In February 2007, the FASB issued Statement of Financial Accounting Standard No. 159, The Fair Value Option for Financial Assets and Liabilities ("SFAS 159"). SFAS 159 allows companies to voluntarily choose, at specified election dates, to measure certain financial assets and liabilities, as well as certain non-financial instruments that are similar to financial instruments, at fair value (the "fair value option"). The election is made on an instrument-by-instrument basis and is irrevocable. If the fair value option is elected for an instrument, SFAS 159 specifies that all subsequent changes in fair value for that instrument be reported in income. The provisions of SFAS 159 are effective for fiscal years beginning after November 15, 2007. Effective January 1, 2008, the Company adopted the provisions of SFAS 159 prospectively. The Company has elected not to measure certain financial assets and liabilities, as well as certain non-financial instruments that are similar to financial instruments, as defined in SFAS 159 under the fair value option. Accordingly, the adoption of SFAS 159 did not have an effect on the Company's consolidated financial statements.

  Impact of Recently Issued Accounting Standards

  In December 2007, the FASB issued Statement of Financial Accounting Standard No. 141(R), Business Combinations ("SFAS 141(R)"). SFAS 141(R) changes the accounting model for business combinations from a cost allocation standard to a standard that provides, with limited exception, for the recognition of all identifiable assets and liabilities of the business acquired at fair value, regardless of whether the acquirer acquires 100% or a lesser controlling interest of the business. SFAS 141(R) defines the acquisition date of a business acquisition as the date on which control is achieved (generally the closing date of the acquisition). SFAS 141(R) requires recognition of assets and liabilities arising from contractual contingencies and non-contractual contingencies meeting a "more-likely-than-not" threshold at fair value at the acquisition date. SFAS 141(R) also provides for the recognition of acquisition costs as expenses when incurred and for expanded disclosures. SFAS 141(R) is effective for acquisitions closing after December 15, 2008, with earlier adoption prohibited. The Company is currently reviewing SFAS 141(R), but has not yet determined the future impact, if any, on the Company's consolidated financial statements.

  In December 2007, the FASB issued Statement of Financial Accounting Standard No. 160, Non-controlling Interests in Consolidated Financial Statements ("SFAS 160"). SFAS 160 establishes accounting and reporting standards for non-controlling interests in subsidiaries and for the deconsolidation of a subsidiary and also amends certain consolidation procedures for consistency with SFAS 141(R). Under SFAS 160, non-controlling interests in consolidated subsidiaries (formerly known as "minority interests") are reported in the consolidated statement of financial position as a separate component within shareholders' equity. Net earnings and comprehensive income attributable to the controlling and non-controlling interests are to be shown separately in the consolidated statements of earnings and comprehensive income. Any changes in ownership interests of a non-controlling interest where the parent retains a controlling financial interest in the subsidiary are to be reported as equity transactions. SFAS 160 is effective for fiscal years beginning on or after December 15, 2008, with earlier adoption prohibited. When adopted, SFAS 160 is to be applied prospectively at the beginning of the year, except that the presentation and disclosure requirements are to be applied retrospectively for all periods presented. The Company is currently reviewing SFAS 160, but has not yet determined the future impact, if any, on the Company's consolidated financial statements.

3.
THE MEADOWS TRANSACTION

  On November 14, 2006, the Company completed the sale of all of the outstanding shares of Washington Trotting Association, Inc., Mountain Laurel Racing, Inc. and MEC Pennsylvania Racing, Inc. (collectively "The Meadows"), each a wholly-owned subsidiary of the Company, through which the Company owned and operated The Meadows, a standardbred racetrack in Pennsylvania, to PA Meadows, LLC, a company jointly owned by William Paulos and William Wortman, controlling shareholders of Millennium Gaming, Inc., and a fund managed by Oaktree Capital Management, LLC ("Oaktree" and together, with PA Meadows, LLC, "Millennium-Oaktree"). On closing, the Company received cash consideration of $171.8 million, net of transaction costs of $3.2 million, and a holdback agreement, under which $25.0 million is payable to the Company over a five-year period, subject to offset for certain indemnification obligations. Under the terms of the holdback agreement, the Company agreed to release the security requirement for the holdback amount, defer subordinate payments under the holdback, defer receipt of holdback payments until the opening of the permanent casino at The Meadows and defer receipt of holdback payments to the extent of available cash flows as defined in the holdback agreement, in exchange for Millennium-Oaktree providing an additional $25.0 million of equity support for PA Meadows, LLC. The Company also entered into a racing services agreement whereby the Company pays $50 thousand per annum and continues to operate, for its own account, the racing operations at The Meadows for at least five years. On December 12, 2007, Cannery Casino Resorts, LLC, the parent company of Millennium-Oaktree, announced it had entered into an agreement to sell Millennium-Oaktree to Crown Limited. If the deal is consummated, either party to the racing services agreement will have the option to terminate the arrangement. The transaction proceeds of $171.8 million were allocated to the assets of The Meadows as follows: (i) $7.2 million was allocated to the long-lived assets representing the fair value of the underlying real estate and fixed assets based on appraised values; and (ii) $164.6 million was allocated to the intangible assets representing the fair value of the racing/gaming licenses based on applying the residual method to determine the fair value of the intangible assets. On the closing date of the transaction, the net book value of the long-lived assets was $18.4 million, resulting in a non-cash impairment loss of $11.2 million relating to the long-lived assets, and the net book value of the intangible assets was $32.6 million, resulting in a gain of $132.0 million on the sale of the intangible assets. This gain was reduced by $5.6 million, representing the net estimated present value of the operating losses expected over the term of the racing services agreement. Accordingly, the net gain recognized by the Company on the disposition of the intangible assets was $126.4 million for the year ended December 31, 2006.

  Given that the racing services agreement was effectively a lease of property, plant and equipment and since the amount owing under the holdback note is to be paid to the extent of available cash flows as defined in the holdback agreement, the Company was deemed to have continuing involvement with the long-lived assets for accounting purposes. As a result, the sale of The Meadows' real estate and fixed assets was precluded from sales recognition and not accounted for as a sale-leaseback, but rather using the financing method of accounting under U.S. GAAP. Accordingly, $12.8 million of the proceeds were deferred, representing the fair value of long-lived assets of $7.2 million and the net present value of the operating losses expected over the term of the racing services agreement of $5.6 million, and recorded as "other long-term liabilities" on the consolidated balance sheet at the date of completion of the transaction. The deferred proceeds are being recognized in the consolidated statements of operations and comprehensive loss over the five-year term of the racing services agreement and/or at the point when the sale-leaseback subsequently qualifies for sales recognition. For the three and six months ended June 30, 2008, the Company recognized $0.3 million and $0.4 million, respectively, and for the three and six months ended June 30, 2007, the Company recognized $0.1 million and $0.4 million, respectively, of the deferred proceeds in income, which is recorded as an offset to racing and gaming "general and administrative" expenses on the accompanying consolidated statements of operations and comprehensive loss.

  Effective January 1, 2008, The Meadows entered into an agreement with The Meadows Standardbred Owners Association, which expires on December 31, 2009, whereby the horsemen will make contributions to subsidize backside maintenance and marketing expenses at The Meadows. As a result, the Company revised its estimate of the operating losses expected over the remaining term of the racing services agreement, which resulted in an additional $2.0 million of deferred gain being recognized in income for the six months ended June 30, 2008. At June 30, 2008, the remaining balance of the deferred proceeds is $8.6 million. With respect to the $25.0 million holdback agreement, the Company will recognize this consideration upon the settlement of the indemnification obligations and as payments are received (refer to Note 14(k)).

4.
ASSETS HELD FOR SALE

(a)
In November and December 2007, the Company entered into sale agreements for three parcels of excess real estate comprising approximately 825 acres in Porter, New York, subject to the completion of due diligence by the purchasers and customary closing conditions. The sale of one parcel was completed in December 2007 for cash consideration of $0.3 million, net of transaction costs, and the sales of the remaining two parcels were completed in January 2008 for total cash consideration of $1.5 million, net of transaction costs. The two parcels of excess real estate for which the sales were completed in January 2008 have been reflected as "assets held for sale" on the consolidated balance sheet at December 31, 2007. The net proceeds received on closing were used to repay a portion of the bridge loan facility with a subsidiary of MID in January 2008.

(b)
On December 21, 2007, the Company entered into an agreement to sell 225 acres of excess real estate located in Ebreichsdorf, Austria to a subsidiary of Magna International Inc. ("Magna"), a related party, for a purchase price of Euros 20.0 million (U.S. $31.5 million), net of transaction costs. The sale transaction was completed on April 11, 2008. Of the net proceeds that were received on closing, Euros 7.5 million was used to repay a portion of a Euros 15.0 million term loan facility and the remaining portion of the net proceeds was used to repay a portion of the bridge loan facility with a subsidiary of MID. The gain on sale of the excess real estate of approximately Euros 15.5 million (U.S. $24.3 million), net of tax, has been reported as a contribution of equity in contributed surplus.

(c)
On August 9, 2007, the Company announced its intention to sell a real estate property located in Dixon, California. In addition, in March 2008, the Company committed to a plan to sell excess real estate located in Oberwaltersdorf, Austria. The Company is actively marketing these properties for sale and has listed the properties for sale with real estate brokers. Accordingly, at June 30, 2008 and December 31, 2007, these real estate properties are classified as "assets held for sale" on the consolidated balance sheets in accordance with Statement of Financial Accounting Standard No. 144, Accounting for Impairment or Disposal of Long-Lived Assets ("SFAS 144").

(d)
On August 9, 2007, the Company also announced its intention to sell a real estate property located in Ocala, Florida. The Company is actively marketing this property for sale and is in negotiations with a potential buyer. Accordingly, at June 30, 2008 and December 31, 2007, this real estate property is classified as "assets held for sale" on the consolidated balance sheets in accordance with SFAS 144.

(e)
The Company's assets held for sale and related liabilities at June 30, 2008 and December 31, 2007 are shown below. All assets held for sale and related liabilities are classified as current at June 30, 2008 as the assets and related liabilities described in sections (a) through (d) above have been or are expected to be sold within one year from the consolidated balance sheet date.

	June 30, 2008	December 31, 2007
ASSETS
Real estate properties, net
Dixon, California (refer to Note 6)	$14,139	$19,139
Ocala, Florida	8,407	8,407
Oberwaltersdorf, Austria	4,797	—
Ebreichsdorf, Austria	—	6,619
Porter, New York	—	1,493

	27,343	35,658
Oberwaltersdorf, Austria	—	4,482

	$27,343	$40,140

LIABILITIES
Future tax liabilities	$876	$1,047

  (f)
  On September 12, 2007, the Company's Board of Directors approved a debt elimination plan designed to eliminate net debt by generating funding from the sale of certain assets, entering into strategic transactions involving the Company's racing, gaming and technology operations, and a possible future equity issuance. In addition to the sales of real estate described in sections (a) through (d) above, the debt elimination plan also contemplates the sale of real estate properties located in Aventura and Hallandale, Florida, both adjacent to Gulfstream Park and in Anne Arundel County, Maryland, adjacent to Laurel Park. The Company also intends to explore selling its membership interests in the mixed-use developments at Gulfstream Park in Florida and Santa Anita Park in California that the Company is pursuing under joint venture arrangements with Forest City Enterprises, Inc. ("Forest City") and Caruso Affiliated, respectively. The Company also intends to sell Thistledown in Ohio and its interest in Portland Meadows in Oregon and subsequent to the balance sheet date, on July 16, 2008, the Company completed the sale of Great Lakes Downs in Michigan. The Company also intends to explore other strategic transactions involving other racing, gaming and technology operations, including: partnerships or joint ventures in respect of the existing gaming facility at Gulfstream Park; partnerships or joint ventures in respect of potential alternative gaming operations at certain of the Company's other racetracks that currently do not have gaming operations; the sale of Remington Park, a horse racetrack and gaming facility in Oklahoma City; and transactions involving the Company's technology operations, which may include one or more of the assets that comprise the Company's PariMax business.

    For those properties that have not been classified as held for sale as noted in sections (a) through (d) above, the Company has determined that they do not meet all of the criteria required in SFAS 144 for the following reasons and, accordingly, these assets continue to be classified as held and used at June 30, 2008:

    •
    Real estate properties located in Aventura and Hallandale, Florida (adjacent to Gulfstream Park): At June 30, 2008, the Company had not initiated an active program to locate a buyer for these assets as the properties had not been listed for sale with an external agent and were not being actively marketed for sale.

    •
    Real estate property in Anne Arundel County, Maryland (adjacent to Laurel Park): At June 30, 2008, the Company had not initiated an active program to locate a buyer for this asset as the property had not been listed for sale with an external agent and was not being actively marketed for sale. In addition, given the near term potential for a legislative change to permit video lottery terminals at Laurel Park and the possible effect such legislative change could have on the

      Company's development plans for the overall property is such that at June 30, 2008, the Company does not expect to complete the sale of this asset within one year.

    •
    Membership interest in the mixed-use development at Gulfstream Park with Forest City and membership interest in the mixed-use development at Santa Anita Park with Caruso Affiliated: At June 30, 2008, the Company was not actively marketing these assets for sale and does not expect to complete the sale of these assets within one year.

    The following assets have met the criteria of SFAS 144 to be reflected as assets held for sale and also met the requirements to be reflected as discontinued operations at June 30, 2008 and have been presented accordingly:

    •
    Great Lakes Downs: In October 2007, the property was listed for sale with a real estate broker. The 2007 race meet at Great Lakes Downs concluded on November 4, 2007 and the facility was then closed. In order to facilitate the sale of this property, the Company re-acquired Great Lakes Downs from Richmond Racing Co., LLC in December 2007 pursuant to a prior existing option right. Subsequent to the consolidated balance sheet date, on July 16, 2008, the Company completed the sale of Great Lakes Downs.

    •
    Thistledown and Remington Park: In September 2007, the Company engaged a U.S. investment bank to assist in soliciting potential purchasers and managing the sale process for certain assets contemplated in the debt elimination plan. In October 2007, the U.S. investment bank initiated an active program to locate potential buyers and began marketing these assets for sale. The Company has since taken over the sales process from the U.S. investment bank and is currently in discussions with potential buyers for these assets.

    •
    Portland Meadows: In November 2007, the Company initiated an active program to locate potential buyers and began marketing this asset for sale. The Company is currently in discussions with potential buyers for this asset.

    •
    Magna Racino™: In March 2008, the Company committed to a plan to sell Magna Racino™. The Company has initiated an active program to locate potential buyers and began marketing the assets for sale through a real estate agent.

5.
DISCONTINUED OPERATIONS

(a)
As part of the debt elimination plan approved by the Board of Directors (refer to Note 4(f)), the Company intends to sell Thistledown in Ohio, Portland Meadows in Oregon, Remington Park in Oklahoma City and Magna Racino™ in Ebreichsdorf, Austria and subsequent to the consolidated balance sheet date, on July 16, 2008, the Company completed the sale of Great Lakes Downs in Michigan. Accordingly, at June 30, 2008, these operations have been classified as discontinued operations.

  (b)
  The Company's results of operations related to discontinued operations for the three and six months ended June 30, 2008 and 2007 are as follows:

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Results of Operations
Revenues	$35,835	$35,657	$65,590	$65,629
Costs and expenses	33,853	36,178	62,968	66,463

	1,982	(521)	2,622	(834)
Predevelopment and other costs	161	21	315	46
Depreciation and amortization	—	1,738	605	3,502
Interest expense, net	470	1,022	1,550	2,161
Write-down of long-lived assets (refer to Note 6)	—	—	32,294	—
Equity income	—	(32)	—	(32)

Income (loss) from discontinued operations before income taxes	1,351	(3,270)	(32,142)	(6,511)
Income tax benefit	(385)	(162)	(385)	(162)

Income (loss) from discontinued operations	$1,736	$(3,108)	$(31,757)	$(6,349)

    The Company's assets and liabilities related to discontinued operations at June 30, 2008 and December 31, 2007 are shown below. All assets and liabilities related to discontinued operations are classified as current at June 30, 2008 as they are expected to be sold within one year from the consolidated balance sheet date.

	June 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$8,171	$9,241
Restricted cash	13,175	7,069
Accounts receivable	4,505	6,602
Inventories	411	426
Prepaid expenses and other	2,851	1,386
Real estate properties, net	61,037	39,094
Fixed assets, net	11,935	11,531
Other assets, net	106	106
Future tax assets	13,547	—

	115,738	75,455

Real estate properties, net	—	41,941
Fixed assets, net	—	4,764
Other assets, net	—	16
Future tax assets	—	13,547

	—	60,268

	$115,738	$135,723

LIABILITIES
Current liabilities:
Accounts payable	$13,877	$9,146
Accrued salaries and wages	1,100	946
Other accrued liabilities	12,325	11,354
Income taxes payable	3,515	3,182
Long-term debt due within one year	11,632	22,096
Due to parent (refer to Note 13(a)(v))	409	397
Deferred revenue	1,053	1,257
Long-term debt	91	115
Long-term debt due to parent (refer to Note 13(a)(v))	25,337	26,143
Other long-term liabilities	954	760
Future tax liabilities	13,547	—

	83,840	75,396

Other long-term liabilities	—	70
Future tax liabilities	—	13,547

	—	13,617

	$83,840	$89,013

6.
WRITE-DOWN OF LONG-LIVED ASSETS

  When long-lived assets are identified by the Company as available for sale, if necessary, the carrying value is reduced to the estimated fair value less selling costs. Fair value less selling costs is evaluated at each interim reporting period based on discounted future cash flows of the assets, appraisals and, if appropriate, current estimated net sales proceeds from pending offers.

  Write-downs relating to long-lived assets recognized are as follows:

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Assets held for sale
Dixon, California real estate(i)	$—	$—	$5,000	$—

Discontinued operations
Magna Racino™(ii)	$—	$—	$29,195	$—
Portland Meadows(iii)	—	—	3,099	—

	$—	$—	$32,294	$—

  (i)
  As a result of significant weakness in the Northern California real estate market and the U.S. financial market, the Company recorded an impairment charge of $5.0 million related to the Dixon, California real estate property in the six months ended June 30, 2008, which represents the excess of the carrying value of the asset over the estimated fair value less selling costs. The impairment charge is included in the real estate and other operations segment.

  (ii)
  As a result of the classification of Magna Racino™ as discontinued operations, the Company recorded an impairment charge of $29.2 million in the six months ended June 30, 2008, which represents the excess of the carrying value of the assets over the estimated fair value less selling costs. The impairment charge is included in discontinued operations on the consolidated statements of operations and comprehensive loss.

  (iii)
  In June 2003, the Oregon Racing Commission ("ORC") adopted regulations that permitted wagering through Instant Racing terminals as a form of pari-mutuel wagering at Portland Meadows (the "Instant

    Racing Rules"). In September 2006, the ORC granted a request by Portland Meadows to offer Instant Racing under its 2006-2007 race meet license. In June 2007, the ORC, acting under the advice of the Oregon Attorney General, temporarily suspended and began proceedings to repeal the Instant Racing Rules. In September 2007, the ORC denied a request by Portland Meadows to offer Instant Racing under its 2007-2008 race meet license. In response to this denial, the Company requested the holding of a contested case hearing, which took place in January 2008. On February 27, 2008, the Office of Administrative Hearings released a proposed order in the Company's favor approving Instant Racing as a legal wager at Portland Meadows. However, on April 25, 2008, the ORC issued an order rejecting that recommendation. Based on the ORC's order to reject the Office of Administrative Hearings' recommendation, the Company recorded an impairment charge of $3.1 million related to the Instant Racing terminals and build-out of the Instant Racing facility in the six months ended June 30, 2008, which is included in discontinued operations on the consolidated statements of operations and comprehensive loss.

7.
INCOME TAXES

  In accordance with U.S. GAAP, the Company estimates its annual effective tax rate at the end of each of the first three quarters of the year, based on current facts and circumstances. The Company has estimated a nominal annual effective tax rate for the entire year and accordingly has applied this effective tax rate to loss from continuing operations before income taxes for the three and six months ended June 30, 2008 and 2007, resulting in an income tax expense of $0.5 million and $2.3 million for the three and six months ended June 30, 2008 and an income tax expense of $4.1 million and $2.9 million for the three and six months ended June 30, 2007. The income tax expense for the three and six months ended June 30, 2008 primarily represents valuation allowances recorded against future tax assets in certain U.S. operations that, effective January 1, 2008, were included in the Company's U.S. consolidated income tax return. The income tax expense for the three and six months ended June 30, 2007 primarily represents income tax expense recognized from certain of the Company's U.S. operations that were not included in the Company's U.S. consolidated income tax return.

8.
BANK INDEBTEDNESS AND LONG-TERM DEBT

(a)
Bank Indebtedness

    The Company's bank indebtedness consists of the following short-term bank loans:

	June 30, 2008	December 31, 2007
$40.0 million senior secured revolving credit facility(i)	$36,491	$34,891
$7.5 million revolving loan facility(ii)	—	3,499
$3.0 million revolving credit facility(iii)	—	824

	$36,491	$39,214

    (i)
    The Company has a $40.0 million senior secured revolving credit facility with a Canadian financial institution, which was scheduled to mature on July 30, 2008, but was extended to August 15, 2008 (refer to Note 16(c)). The credit facility is available by way of U.S. dollar loans and letters of credit. Loans under the facility are secured by a first charge on the assets of Golden Gate Fields and a second charge on the assets of Santa Anita Park, and are guaranteed by certain subsidiaries of the Company. At June 30, 2008, the Company had borrowings of $36.5 million (December 31, 2007 — $34.9 million) and had issued letters of credit totalling $3.4 million (December 31, 2007 — $4.3 million) under the credit facility, such that $0.1 million was unused and available. The loans under the facility bear interest at the U.S. base rate plus 5% or the London Interbank Offered Rate ("LIBOR") plus 6%. The weighted average interest rate on the loans outstanding under the credit facility at June 30, 2008 was 8.5% (December 31, 2007 — 11.0%).

    (ii)
    A wholly-owned subsidiary of the Company that owns and operates Santa Anita Park has a $7.5 million revolving loan agreement under its existing credit facility with a U.S. financial institution, which matures on October 31, 2012. The revolving loan agreement requires that the aggregate outstanding principal be fully repaid for a period of 60 consecutive days during each year, is guaranteed by the Company's wholly-owned subsidiary, the Los Angeles Turf Club, Incorporated ("LATC") and is secured by a first deed of trust on Santa Anita Park and the surrounding real property, an assignment of the lease between LATC, the racetrack operator, and The Santa Anita Companies, Inc. ("SAC") and a pledge of all of the outstanding capital stock of LATC and SAC. At June 30, 2008, the Company had no borrowings (December 31, 2007 — $3.5 million) under the revolving loan agreement. Borrowings under the revolving loan agreement bear interest at the U.S. prime rate. The weighted average interest rate on the borrowings outstanding under the revolving loan agreement at June 30, 2008 was not applicable given that there were no outstanding borrowings (December 31, 2007 — 7.3%).

    (iii)
    A wholly-owned subsidiary of the Company, AmTote International, Inc. ("AmTote"), had a $3.0 million revolving credit facility with a U.S. financial institution to finance working capital requirements, which matured on May 31, 2008, at which time the credit facility was fully repaid and terminated. Accordingly, at June 30, 2008, the Company had no borrowings (December 31, 2007 — $0.8 million) under the credit facility. The weighted average interest rate on the borrowings outstanding under the credit facility at June 30, 2008 was not applicable given that the credit facility was fully repaid and terminated (December 31, 2007 — 7.7%).

  (b)
  Long-Term Debt

  (i)
  On April 30, 2008, AmTote entered into an amending credit agreement with a U.S. financial institution. The principal amendments related to long-term debt included accelerating the maturity dates of the $4.2 million term loan from May 11, 2011 to May 30, 2009 and the $10.0 million equipment loan from May 11, 2012 to May 30, 2009. As a result of the amendments to the maturity dates, amounts outstanding under the term and equipment loans at June 30, 2008 are reflected in "long-term debt due within one year" on the consolidated balance sheets.

  (ii)
  The Company's wholly-owned subsidiaries that own and operate Pimlico Race Course and Laurel Park have borrowings of $9.0 million outstanding at June 30, 2008 under term loan credit facilities with a U.S. financial institution. At June 30, 2008, the Company was not in compliance with one of the financial covenants contained in these credit agreements. A waiver was obtained from the lender on August 5, 2008 for the financial covenant breach at June 30, 2008 (refer to Note 16(a)).

9.
CAPITAL STOCK

(a)
Class A Subordinate Voting Stock and Class B Stock at June 30, 2008 and December 31, 2007 are shown in the table below (number of shares and stated value have been rounded to the nearest thousand) and have been restated to reflect the effect of the Reverse Stock Split (refer to Note 2).

	Class A Subordinate Voting Stock		Class B Stock		Total
	Number of Shares	Stated Value	Number of Shares	Stated Value	Number of Shares	Stated Value
Issued and outstanding at December 31, 2007 and March 31, 2008	2,908	$339,435	2,923	$394,094	5,831	$733,529
Issued under the Long-term Incentive Plan	22	152	—	—	22	152

Issued and outstanding at June 30, 2008	2,930	$339,587	2,923	$394,094	5,853	$733,681

  (b)
  The following table (number of shares have been rounded to the nearest thousand) presents the maximum number of shares of Class A Subordinate Voting Stock and Class B Stock that would be outstanding if all of the outstanding options and convertible subordinated notes issued and outstanding at June 30, 2008 were exercised or converted and has been restated to reflect the effect of the Reverse Stock Split (refer to Note 2):

Number of Shares
Class A Subordinate Voting Stock outstanding	2,930
Class B Stock outstanding	2,923
Options to purchase Class A Subordinate Voting Stock	237
8.55% Convertible Subordinated Notes, convertible at $141.00 per share	1,064
7.25% Convertible Subordinated Notes, convertible at $170.00 per share	441

7,595

10.
LONG-TERM INCENTIVE PLAN

  The Company's Long-term Incentive Plan (the "Incentive Plan") (adopted in 2000 and amended in 2007) allows for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, bonus stock and performance shares to directors, officers, employees, consultants, independent contractors and agents. Prior to the Reverse Stock Split, a maximum of 8.8 million shares of Class A Subordinate Voting Stock remained available to be issued under the Incentive Plan, of which 7.8 million were available for issuance pursuant to stock options and tandem stock appreciation rights and 1.0 million were available for issuance pursuant to any other type of award under the Incentive Plan. As a result of the Reverse Stock Split, effective July 22, 2008, 440 thousand shares of Class A Subordinate Voting Stock remain available to be issued under the Incentive Plan, of which 390 thousand are available for issuance pursuant to stock options and tandem stock appreciation rights and 50 thousand are available for issuance pursuant to any other type of award under the Incentive Plan.

  Under a 2005 incentive compensation program, the Company awarded performance shares of Class A Subordinate Voting Stock to certain officers and key employees. The number of shares of Class A Subordinate Voting Stock underlying the performance share awards was based either on a percentage of a guaranteed bonus or a percentage of total 2005 compensation divided by the market value of the Class A Subordinate Voting Stock on the date the program was approved by the Compensation Committee of the Board of Directors of the Company. These performance shares vested over a six or eight month period to December 31, 2005 and were distributed, subject to certain conditions, in two equal instalments. The first distribution occurred in March 2006 and the second distribution occurred in March 2007. For 2006, the Company continued the incentive compensation program as described above. The program was similar in all respects except that the 2006 performance shares vested over a 12-month period to December 31, 2006 and were distributed, subject to certain conditions, in March 2007. Accordingly, for the six months ended June 30, 2007, the Company issued 8,737 of these vested performance share awards with a stated value of $0.6 million and 324 performance share awards were forfeited. No performance share awards remain to be issued subsequent to March 2007 under the 2005 and 2006 incentive compensation arrangements and there is no unrecognized compensation expense related to these performance share award arrangements.

  For the six months ended June 30, 2008, 21,687 shares were issued with a stated value of $0.2 million to the Company's directors in payment of services rendered (for the six months ended June 30, 2007 — 1,547 shares were issued with a stated value of $0.1 million).

  The Company grants stock options to certain directors, officers, key employees and consultants to purchase shares of the Company's Class A Subordinate Voting Stock. All of such stock options give the grantee the right to purchase Class A Subordinate Voting Stock of the Company at a price no less than the fair market value of such stock at the date of grant. Generally, stock options under the Incentive Plan vest over a period of two to six years from the date of grant at rates of 1/7th to 1/3rd per year and expire on or before the tenth anniversary of the date of grant, subject to earlier cancellation upon the occurrence of certain events specified in the stock option agreements entered into by the Company with each recipient of options.

  Information with respect to shares subject to option is as follows (number of shares subject to option in the following table is expressed in whole numbers and has not been rounded to the nearest thousand) and has been restated to reflect the effect of the Reverse Stock Split (refer to Note 2):

	Shares Subject to Option		Weighted Average Exercise Price
	2008	2007	2008	2007
Balance outstanding at beginning of year	247,500	245,250	$116.40	$121.60
Forfeited or expired(i)	(10,000)	(8,300)	111.20	134.80

Balance outstanding at March 31	237,500	236,950	116.60	121.20
Forfeited or expired(i)	(550)	(1,250)	133.20	114.20

Balance outstanding at June 30	236,950	235,700	$116.55	$121.40

  (i)
  Options forfeited or expired were as a result of employment contracts being terminated and voluntary employee resignations. No options that were forfeited were subsequently reissued.

  Information regarding stock options outstanding is as follows and has been restated to reflect the effect of the Reverse Stock Split (refer to Note 2):

	Options Outstanding		Options Exercisable
	2008	2007	2008	2007
Number	236,950	235,700	217,902	217,583
Weighted average exercise price	$116.55	$121.40	$119.80	$121.40
Weighted average remaining contractual life (years)	2.9	3.7	2.4	3.3

  At June 30, 2008, the 236,950 stock options outstanding had exercise prices ranging from $55.60 to $140.00 per share. The average fair value of the stock option grants for the three and six months ended June 30, 2008 and 2007 using the Black-Scholes option valuation model was not applicable given that there were no options granted during the respective periods.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company's stock options.

  The Company recognized a nominal amount of compensation expense for the three months ended June 30, 2008 and $0.1 million for the six months ended June 30, 2008 (for the three and six months ended June 30, 2007 — $0.1 million and $0.2 million, respectively) related to stock options. At June 30, 2008, the total unrecognized compensation expense related to stock options is $0.3 million, which is expected to be recognized as an expense over a period of 3.2 years.

  For the three and six months ended June 30, 2008, the Company recognized total compensation expense of $0.2 million and $0.2 million, respectively (for the three and six months ended June 30, 2007 — $0.1 million and $0.3 million, respectively) relating to director compensation and stock options under the Incentive Plan.

11.
OTHER PAID-IN-CAPITAL

  Other paid-in-capital consists of accumulated stock option compensation expense less the fair value of stock options at the date of grant that have been exercised and reclassified to share capital. Changes in other paid-in-capital for the three and six months ended June 30, 2008 and 2007 are shown in the following table:

	2008	2007
Balance at beginning of year	$2,031	$1,410
Stock-based compensation expense	44	73

Balance at March 31	2,075	1,483
Stock-based compensation expense	35	70

Balance at June 30	$2,110	$1,553

12.
EARNINGS (LOSS) PER SHARE

  The following table is a reconciliation of the numerator and denominator of the basic and diluted loss per share computations (in thousands, except per share amounts) and has been restated to reflect the effect of the Reverse Stock Split (refer to Note 2):

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	Basic and Diluted	Basic and Diluted	Basic and Diluted	Basic and Diluted
Loss from continuing operations	$(22,990)	$(20,329)	$(35,957)	$(14,619)
Income (loss) from discontinued operations	1,736	(3,108)	(31,757)	(6,349)

Net loss	$(21,254)	$(23,437)	$(67,714)	$(20,968)

Weighted average number of shares outstanding:
Class A Subordinate Voting Stock	2,922	2,463	2,915	2,459
Class B Stock	2,923	2,923	2,923	2,923

Weighted average number of shares outstanding	5,845	5,386	5,838	5,382

Earnings (loss) per share:
Continuing operations	$(3.93)	$(3.77)	$(6.16)	$(2.72)
Discontinued operations	0.29	(0.58)	(5.44)	(1.18)

Loss per share	$(3.64)	$(4.35)	$(11.60)	$(3.90)

  As a result of the net loss for the three and six months ended June 30, 2008, options to purchase 236,950 shares and notes convertible into 1,505,006 shares have been excluded from the computation of diluted loss per share since their effect is anti-dilutive.

  As a result of the net loss for the three and six months ended June 30, 2007, options to purchase 235,700 shares and notes convertible into 1,505,006 shares have been excluded from the computation of diluted loss per share since their effect is anti-dilutive.

13.
TRANSACTIONS WITH RELATED PARTIES

(a)
The Company's indebtedness and long-term debt due to parent consists of the following:

	June 30, 2008	December 31, 2007
Bridge loan facility(i)	$68,581	$35,889
Gulfstream Park project financing
Tranche 1(ii)	129,770	130,324
Tranche 2(iii)	24,605	24,304
Tranche 3(iv)	14,558	13,593

	237,514	204,110
Less: due within one year	(170,215)	(137,003)

	$67,299	$67,107

    (i)
    Bridge Loan Facility

      On September 12, 2007, the Company entered into a bridge loan agreement with a subsidiary of MID pursuant to which up to $80.0 million of financing was made available to the Company, subject to certain conditions. On May 23, 2008, the bridge loan agreement was amended, such that: (i) the maximum commitment available was increased from $80.0 million to $110.0 million, (ii) the Company is permitted to redraw amounts that were repaid prior to May 23, 2008 (approximately $21.5 million) and (iii) the maturity date was extended from May 31, 2008 to August 31, 2008 (subject to certain acceleration provisions relating to the MID reorganization proposal, as announced by MID on March 31, 2008, which are no longer applicable). The bridge loan is non-revolving and bears interest at a rate of LIBOR plus 12.0% per annum. An arrangement fee of $2.4 million was paid to MID on the September 12, 2007 closing date, an additional arrangement fee of $0.8 million was paid to MID on February 29, 2008, which was equal to 1.0% of the maximum principal amount then available under this facility, and an amendment fee of $1.1 million was paid to MID on May 23, 2008 in connection with the bridge loan amendments, which was equal to 1.0% of the increased maximum commitment available under the facility. An additional arrangement fee of $1.1 million was paid on August 1, 2008, which was equal to 1.0% of the then maximum loan commitment, as the MID reorganization was not approved by that date. There is a commitment fee equal to 1.0% per annum (payable in arrears) on the undrawn portion of the $110.0 million maximum loan commitment. The bridge loan is required to be repaid by way of the payment of the net proceeds of any asset sale, any equity offering (other than the Fair Enterprise private placement completed in October 2007) or any debt offering, subject to specified amounts required to be paid to eliminate other prior-ranking indebtedness. The bridge loan is secured by essentially all of the assets of the Company and by guarantees provided by certain subsidiaries of the Company. The guarantees are secured by charges over the lands owned by Golden Gate Fields, Santa Anita Park and Thistledown, and charges over the lands in Dixon, California and Ocala, Florida, as well as by pledges of the shares of certain of the Company's subsidiaries. The bridge loan is also cross-defaulted to all other obligations to MID and to other significant indebtedness of the Company and certain of its subsidiaries.

      For the three and six months ended June 30, 2008, the Company received loan advances of $32.8 million and $51.4 million, repaid outstanding principal of $19.8 million and $21.5 million, incurred interest expense and commitment fees of $2.0 million and $3.8 million, and repaid interest and commitment fees of $1.8 million and $3.5 million, respectively, such that at June 30, 2008, $69.4 million was outstanding under the bridge loan facility, including $0.7 million of accrued interest and commitment fees payable. In addition, for the three and six months ended June 30, 2008, the Company amortized $2.0 million and $3.7 million of loan origination costs, respectively, such that at June 30, 2008, $0.8 million of net loan origination costs have been recorded as a reduction of the outstanding loan balance. The loan balance is being accreted to its face value over the term to maturity. The weighted average interest rate on the borrowings outstanding under the bridge loan at June 30, 2008 is 14.5% (December 31, 2007 — 16.2%).

    (ii)
    Gulfstream Park Project Financing — Tranche 1

      In December 2004, as amended in September 2007, certain of the Company's subsidiaries entered into a $115.0 million project financing arrangement with a subsidiary of MID, for the reconstruction of facilities at Gulfstream Park. This project financing arrangement was amended on July 22, 2005 in connection with the Remington Park loan as described in Note 13(a)(v) below. The project financing was made by way of progress draw advances to fund reconstruction. The loan has a ten-year term from the completion date of the reconstruction project, which was February 1, 2006. Prior to the completion date, amounts outstanding under the loan bore interest at a floating rate equal to 2.55% per annum above MID's notional cost of borrowing under its floating rate credit facility, compounded monthly. After the completion date, amounts outstanding under the loan bear interest at a fixed rate of 10.5% per annum, compounded semi-annually. Prior to January 1, 2007, interest was capitalized to the principal balance of the loan. Commencing January 1, 2007, the Company is required to make monthly blended payments of principal and interest based on a 25-year amortization period commencing on the completion date. The loan contains cross-guarantee, cross-default and cross-collateralization provisions. The loan is guaranteed by the Company and its subsidiaries that own and operate Remington Park and the Palm Meadows Training Center ("Palm Meadows") and is collateralized principally by security over the lands forming part of the operations at Gulfstream Park, Remington Park and Palm Meadows and over all other assets of Gulfstream Park, Remington Park and Palm Meadows, excluding licenses and permits.

      For the three and six months ended June 30, 2008, the Company repaid outstanding principal of $0.4 million and $0.7 million (for the three and six months ended June 30, 2007 — $0.3 million and $1.8 million), incurred interest expense of $3.4 million and $6.8 million (for the three and six months ended June 30, 2007 — $3.4 million and $6.9 million), and repaid interest of $3.4 million and $6.8 million (for the three and six months ended June 30, 2007 — $3.4 million and $5.7 million), respectively, such that at June 30, 2008, $132.8 million was outstanding under this project financing arrangement, including $1.1 million of accrued interest payable. In addition, for the three and six months ended June 30, 2008, the Company amortized $0.1 million and $0.2 million (for the three and six months ended June 30, 2007 — $0.1 million and $0.2 million) of loan origination costs, respectively, such that at June 30, 2008, $3.0 million of net loan origination costs have been recorded as a reduction of the outstanding loan balance. The loan balance is being accreted to its face value over the term to maturity.

      In connection with the amendments to the bridge loan on May 23, 2008 as described in Note 13(a)(i) above, the Company and the lender also amended the Gulfstream Park and Remington Park project financings. These amendments included extending the deadline for repayment of $100.0 million under the Gulfstream Park project financing from May 31, 2008 to August 31, 2008, during which time any repayments made under either facility will not be subject to a make-whole payment.

    (iii)
    Gulfstream Park Project Financing — Tranche 2

      On July 26, 2006, certain of the Company's subsidiaries that own and operate Gulfstream Park entered into an amending agreement relating to the existing Gulfstream Park project financing arrangement with a subsidiary of MID by adding an additional tranche of $25.8 million, plus lender costs and capitalized interest, to fund the design and construction of phase one of the slots facility to be located in the existing Gulfstream Park clubhouse building, as well as related capital expenditures and start-up costs, including the acquisition and installation of approximately 500 slot machines. The second tranche of the Gulfstream Park financing has a five-year term and bears interest at a fixed rate of 10.5% per annum, compounded semi-annually. Prior to January 1, 2007, interest on this tranche was capitalized to the principal balance of the loan. Beginning January 1, 2007, this tranche requires blended payments of principal and interest based on a

      25-year amortization period commencing on that date. Advances related to phase one of the slots facility were made available by way of progress draw advances and there is no prepayment penalty associated with this tranche. The Gulfstream Park project financing facility was further amended to introduce a mandatory annual cash flow sweep of not less than 75% of Gulfstream Park's total excess cash flow, after permitted capital expenditures and debt service, to be used to repay the additional principal amount being made available under the new tranche. A lender fee of $0.3 million (1% of the amount of this tranche) was added to the principal amount of the loan as consideration for the amendments on July 26, 2006.

      For the three and six months ended June 30, 2008, the Company received no loan advances (for the three and six months ended June 30, 2007 — $2.5 million and $4.8 million), repaid outstanding principal of $0.1 million and $0.1 million (for the three and six months ended June 30, 2007 — $0.1 million and $0.3 million), incurred interest expense of $0.6 million and $1.3 million (for the three and six months ended June 30, 2007 — $0.6 million and $1.1 million), and repaid interest of $0.6 million and $1.3 million (for the three and six months ended June 30, 2007 — $0.6 million and $0.9 million), respectively, such that at June 30, 2008, $24.6 million was outstanding under this project financing arrangement, including $0.2 million of accrued interest payable. In addition, for the three and six months ended June 30, 2008, the Company amortized $0.2 million and $0.4 million (for the three and six months ended June 30, 2007 — nominal amount and $0.1 million) of loan origination costs, respectively, such that at June 30, 2008, no net loan origination costs remained recorded as a reduction of the outstanding loan balance. The loan balance was accreted to its face value over the term to maturity.

    (iv)
    Gulfstream Park Project Financing — Tranche 3

      On December 22, 2006, certain of the Company's subsidiaries that own and operate Gulfstream Park entered into an additional amending agreement relating to the existing Gulfstream Park project financing arrangement with a subsidiary of MID by adding an additional tranche of $21.5 million, plus lender costs and capitalized interest, to fund the design and construction of phase two of the slots facility, as well as related capital expenditures and start-up costs, including the acquisition and installation of approximately 700 slot machines. This third tranche of the Gulfstream Park financing has a five-year term and bears interest at a rate of 10.5% per annum, compounded semi-annually. Prior to May 1, 2007, interest on this tranche was capitalized to the principal balance of the loan. Beginning May 1, 2007, this tranche requires blended payments of principal and interest based on a 25-year amortization period commencing on that date. Advances related to phase two of the slots facility were made available by way of progress draw advances and there is no prepayment penalty associated with this tranche. A lender fee of $0.2 million (1% of the amount of this tranche) was added to the principal amount of the loan as consideration for the amendments on January 19, 2007, when the first funding advance was made available to the Company.

      For the three and six months ended June 30, 2008, the Company received loan advances of $0.3 million and $0.7 million (for the three and six months ended June 30, 2007 — $3.9 million and $11.9 million), repaid a nominal amount and $0.1 million of outstanding principal (for the three and six months ended June 30, 2007 — $0.1 million and $0.1 million), incurred interest expense of $0.4 million and $0.7 million (for the three and six months ended June 30, 2007 — $0.2 million and $0.3 million, of which $0.1 million was capitalized to the principal balance of the loan), and repaid interest of $0.4 million and $0.7 million (for the three and six months ended June 30, 2007 — $0.1 million and $0.1 million), respectively, such that at June 30, 2008, $14.6 million was outstanding under this project financing arrangement, including $0.1 million of accrued interest payable. In addition, for the three and six months ended June 30, 2008, the Company amortized $0.1 million and $0.3 million (for the three and six months ended June 30, 2007 — a nominal amount and $0.1 million) of loan origination costs, respectively, such that at June 30, 2008, no net loan origination costs remained recorded as a reduction of the outstanding loan balance. The loan balance was accreted to its face value over the term to maturity.

    (v)
    Remington Park Project Financing

      In July 2005, the Company's subsidiary that owns and operates Remington Park entered into a $34.2 million project financing arrangement with a subsidiary of MID for the build-out of the casino facility at Remington Park. Advances under the loan were made by way of progress draw advances to fund the capital expenditures relating to the development, design and construction of the casino facility, including the purchase and installation of electronic gaming machines. The loan has a ten-year term from the completion date of the reconstruction project, which was November 28, 2005. Prior to the completion date, amounts outstanding under the loan bore interest at a floating rate equal to 2.55% per annum above MID's notional cost of LIBOR borrowing under its floating rate credit facility, compounded monthly. After the completion date, amounts outstanding under the loan bear interest at a fixed rate of 10.5% per annum, compounded semi-annually. Prior to January 1, 2007, interest was capitalized to the principal balance of the loan. Commencing January 1, 2007, the Company is required to make monthly blended payments of principal and interest based on a 25-year amortization period commencing on the completion date. Certain cash from the operations of Remington Park must be used to pay deferred interest on the loan plus a portion of the principal under the loan equal to the deferred interest on the Gulfstream Park construction loan. The loan is secured by all assets of Remington Park, excluding licenses and permits. The loan is also secured by a charge over the Gulfstream Park lands and a charge over Palm Meadows and contains cross-guarantee, cross-default and cross-collateralization provisions.

      For the three and six months ended June 30, 2008, the Company received no loan advances and loan advances of $1.0 million (for the three and six months ended June 30, 2007 — nil), repaid outstanding principal of $1.6 million and $1.8 million (for the three and six months ended June 30, 2007 — $1.5 million and $1.9 million), incurred interest expense of $0.7 million and $1.4 million (for the three and six months ended June 30, 2007 — $0.8 million and $1.6 million), and repaid interest of $0.7 million and $1.4 million (for the three and six months ended June 30, 2007 — $0.8 million and $1.3 million), respectively, such that at June 30, 2008, $26.8 million was outstanding under this project financing arrangement, including $0.2 million of accrued interest payable. In addition, for the three and six months ended June 30, 2008 and 2007, the Company amortized a nominal amount and $0.1 million of loan origination costs, respectively, such that at June 30, 2008, $1.1 million of net loan origination costs have been recorded as a reduction of the outstanding loan balance. The loan balance is being accreted to its face value over the term to maturity. The Remington Park project financing has been reflected in discontinued operations (refer to Note 5).

  (b)
  At June 30, 2008, $0.9 million (December 31, 2007 — $4.5 million) of the funds the Company placed into escrow with MID remains in escrow.

  (c)
  On April 2, 2008, one of the Company's European wholly-owned subsidiaries, Fontana Beteiligungs GmbH ("Fontana"), entered into an agreement to sell real estate with a carrying value of Euros 0.2 million (U.S. $0.3 million) located in Oberwaltersdorf, Austria to Fontana Immobilien GmbH, an entity in which Fontana has a 50% joint venture equity interest, for Euros 0.8 million (U.S. $1.2 million). The purchase price is payable in instalments according to the sale of apartment units by the joint venture and, in any event, is due no later than April 2, 2009. The Company will recognize this consideration as payments are received from the joint venture (refer to Note 16(b)).

  (d)
  On December 21, 2007, the Company entered into an agreement to sell 225 acres of excess real estate located in Ebreichsdorf, Austria to a subsidiary of Magna, a related party, for a purchase price of Euros 20.0 million (U.S. $31.5 million), net of transaction costs. The sale transaction was completed on April 11, 2008. Of the net proceeds that were received on closing, Euros 7.5 million was used to repay a portion of a Euros 15.0 million term loan facility and the remaining portion of the net proceeds was used to repay a portion of the bridge loan facility with a subsidiary of MID. The gain on sale of the excess real estate of approximately Euros 15.5 million (U.S. $24.3 million), net of tax, has been reported as a contribution of equity in contributed surplus.

  (e)
  On June 7, 2007, the Company sold 205 acres of land and buildings, located in Bonsall, California, and on which the San Luis Rey Downs Training Center is situated, to MID for cash consideration of approximately $24.0 million. The Company also has entered into a lease agreement whereby a subsidiary of the Company will lease the property from MID for a three year period on a triple-net lease basis, which provides for a nominal annual rent in addition to operating costs that arise from the use of the property. The lease is terminable at any time by either party on four months notice. The gain on sale of the property of approximately $17.7 million, net of tax, has been reported as a contribution of equity in contributed surplus.

  (f)
  On March 28, 2007, the Company sold a 157 acre parcel of excess land adjacent to Palm Meadows, located in Palm Beach County, Florida and certain development rights to MID for cash consideration of $35.0 million. The gain on sale of the excess land and development rights of approximately $16.7 million, net of tax, has been reported as a contribution of equity in contributed surplus.

    On February 7, 2007, MID acquired all of the Company's interests and rights in a 34 acre parcel of residential development land in Aurora, Ontario, Canada for cash consideration of Cdn. $12.0 million (U.S. $10.1 million), which was equal to the carrying value of the land.

    On February 7, 2007, MID also acquired a 64 acre parcel of excess land at Laurel Park in Howard County, Maryland for cash consideration of $20.0 million. The gain on sale of the excess land of approximately $15.8 million, net of tax, has been reported as a contribution of equity in contributed surplus.

    The Company has been granted profit participation rights in respect of each of these three properties under which it is entitled to receive 15% of the net proceeds from any sale or development after MID achieves a 15% internal rate of return.

  (g)
  The Company has entered into a consulting agreement with MID, dated September 12, 2007, under which MID will provide consulting services to the Company's management and Board of Directors in connection with the debt elimination plan. The Company is required to reimburse MID for its expenses, but there are no fees payable to MID in connection with the consulting agreement. The consulting agreement may be terminated by either party under certain circumstances.

  (h)
  For the three and six months ended June 30, 2008, the Company incurred $0.7 million and $1.5 million (for the three and six months ended June 30, 2007 — $0.9 million and $1.6 million) of rent for facilities and central shared and other services to Magna and its subsidiaries. At June 30, 2008, amounts due to Magna and its subsidiaries totalled $1.2 million (December 31, 2007 — $2.8 million).

14.
COMMITMENTS AND CONTINGENCIES

(a)
The Company generates a substantial amount of its revenues from wagering activities and, therefore, it is subject to the risks inherent in the ownership and operation of its racetracks. These include, among others, the risks normally associated with changes in the general economic climate, trends in the gaming industry, including competition from other gaming institutions and state lottery commissions, and changes in tax laws and gaming laws.

(b)
In the ordinary course of business activities, the Company may be contingently liable for litigation and claims with, among others, customers, suppliers and former employees. Management believes that adequate provisions have been recorded in the accounts where required. Although it is not possible to accurately estimate the extent of potential costs and losses, if any, management believes, but can provide no assurance, that the ultimate resolution of such contingencies would not have a material adverse effect on the financial position of the Company.

(c)
On May 18, 2007, ODS Technologies, L.P., operating as TVG Network, filed a summons against the Company, HRTV, LLC and XpressBet, Inc. seeking an order that the defendants be enjoined from infringing certain patents relating to interactive wagering systems and for an award for damages to compensate for the infringement. An Answer to Complaint, Affirmative Defenses and Counterclaims

    have been filed on behalf of the defendants. The discovery and disposition process is ongoing. At the present time, the final outcome related to this action cannot be accurately determined by management.

  (d)
  The Company has letters of credit issued with various financial institutions of $1.1 million to guarantee various construction projects related to activity of the Company. These letters of credit are secured by cash deposits of the Company. The Company also has letters of credit issued under its senior secured revolving credit facility of $3.4 million (refer to Note 8(a)(i)).

  (e)
  The Company has provided indemnities related to surety bonds and letters of credit issued in the process of obtaining licenses and permits at certain racetracks and to guarantee various construction projects related to activity of its subsidiaries. At June 30, 2008, these indemnities amounted to $6.8 million with expiration dates through 2009.

  (f)
  Contractual commitments outstanding at June 30, 2008, which related to construction and development projects, amounted to approximately $1.2 million.

  (g)
  On March 4, 2007, the Company entered into a series of customer-focused agreements with Churchill Downs Incorporated ("CDI") in order to enhance wagering integrity and security, to own and operate HRTV®, to buy and sell horse racing content, and to promote the availability of horse racing signals to customers worldwide. These agreements involved the formation of a joint venture, TrackNet Media, a reciprocal content swap agreement and the purchase by CDI from the Company of a 50% interest in HRTV®. TrackNet Media is the vehicle through which the Company and CDI horse racing content is made available to third parties, including racetracks, off-track betting facilities, casinos and advance deposit wagering companies. TrackNet Media purchases horse racing content from third parties to be made available through the Company's and CDI's respective outlets. Under the reciprocal content swap agreement, the Company and CDI exchange their respective horse racing signals. To facilitate the sale of 50% of HRTV® to CDI, on March 4, 2007, HRTV, LLC was created with an effective date of April 27, 2007. Both the Company and CDI are required to make quarterly capital contributions, on an equal basis, until October 2009 to fund the operations of HRTV, LLC; however, the Company may under certain circumstances be responsible for additional capital commitments. The Company's share of the required capital contributions to HRTV, LLC is expected to be approximately $7.0 million of which $3.6 million has been contributed to June 30, 2008.

  (h)
  On December 8, 2005, legislation authorizing the operation of slot machines within existing, licensed Broward County, Florida pari-mutel facilities that had conducted live racing or games during each of 2002 and 2003 was passed by the Florida Legislature. On January 4, 2006, the Governor of Florida signed the legislation into law and subsequently the Division of Pari-mutuel Wagering developed the governing rules and regulations. Prior to the November 15, 2006 opening of the slots facility at Gulfstream Park, the Company was awarded a gaming license for slot machine operations at Gulfstream Park in October 2006 despite an August 2006 decision rendered by the Florida First District Court of Appeals that ruled that a trial is necessary to determine whether the constitutional amendment adopting the slots initiative was invalid because the petitions bringing the initiative forward did not contain the minimum number of valid signatures. Previously, a lower court decision had granted summary judgment in favor of "Floridians for a Level Playing Field" ("FLPF"), a group in which Gulfstream Park is a member. Though FLPF pursued various procedural options in response to the Florida First District Court of Appeals decision, the Florida Supreme Court ruled in late September 2007 that the matter was not procedurally proper for consideration by the court. That ruling effectively remanded the matter to the trial court for a trial on the merits, which will likely take an additional year or more to fully develop and could take as many as three years to achieve a full factual record and trial court ruling for an appellate court to review. The Company believes that the August 2006 decision rendered by the Florida First District Court of Appeals is incorrect, and accordingly, the Company has opened the slots facility. At June 30, 2008, the carrying value of the fixed assets related to the slots facility is approximately $27.0 million. If the August 2006 decision rendered by the Florida First District Court of Appeals is correct, the Company may incur a write-down of these fixed assets.

  (i)
  In May 2005, a Limited Liability Company Agreement was entered into with Forest City concerning the planned development of "The Village at Gulfstream Park™". That agreement contemplates the development of a mixed-use project consisting of residential units, parking, restaurants, hotels, entertainment, retail outlets and other commercial use projects on a portion of the Gulfstream Park property. Forest City is required to contribute up to a maximum of $15.0 million as an initial capital contribution. The Company is obligated to contribute 50% of any equity amounts in excess of $15.0 million as and when needed, and to June 30, 2008 has made equity contributions in the amount of $4.2 million. At June 30, 2008, approximately $55.0 million of costs have been incurred by The Village at Gulfstream Park, LLC, which have been funded by a construction loan and equity contributions from Forest City and the Company. The Company has reflected its unpaid share of equity amounts in excess of $15.0 million, of approximately $3.0 million, as an obligation which is included in "other accrued liabilities" on the accompanying consolidated balance sheets. If the Company or Forest City fail to make required capital contributions when due, then either party to the agreement may advance such funds to the Limited Liability Company, equal to the required capital contributions, as a recourse loan or as a capital contribution for which the capital accounts of the partners would be adjusted accordingly. The Limited Liability Company Agreement also contemplated additional agreements, including a ground lease, a reciprocal easement agreement, a development agreement, a leasing agreement and a management agreement which were executed upon satisfaction of certain conditions. Upon the opening of The Village at Gulfstream Park™, construction of which commenced in June 2007, annual cash receipts (adjusted for certain disbursements and reserves) will first be distributed to the Forest City partner, subject to certain limitations, until such time as the initial contribution accounts of the partners are equal. Thereafter, the cash receipts are generally expected to be distributed to the partners equally, provided they maintain their equal interest in the partnership. The annual cash payments made to the Forest City partner to equalize the partners' initial contribution accounts will not exceed the amount of the annual ground rent.

  (j)
  On September 28, 2006, certain of the Company's affiliates entered into definitive operating agreements with certain Caruso Affiliated affiliates regarding the proposed development of The Shops at Santa Anita on approximately 51 acres of undeveloped land surrounding Santa Anita Park. This development project, first contemplated in an April 2004 Letter of Intent which also addressed the possibility of developing undeveloped lands surrounding Golden Gate Fields, contemplates a mixed-use development with approximately 800,000 square feet of retail, entertainment and restaurants as well as 4,000 parking spaces. Westfield Corporation ("Westfield"), a developer of a neighboring parcel of land, has challenged the manner in which the entitlement process for the development of the land surrounding Santa Anita Park has been proceeding. On May 16, 2007, Westfield commenced civil litigation in the Los Angeles Superior Court in an attempt to overturn the Arcadia City Council's approval and granting of entitlements related to the construction of The Shops at Santa Anita. In addition, on May 21, 2007, Arcadia First! filed a petition against the City of Arcadia to overturn the entitlements and named the Company and certain of its subsidiaries as real parties in interest. The first hearings on the merits of the petitioners' claims were heard before the trial judge on May 23, 2008. On July 23, 2008, the court issued a tentative opinion in favour of the petitioners in part, concluding that eleven parts of the final environmental impact report were deficient. The Company and Caruso Affiliated are working with the City of Arcadia to determine how to resolve the deficiencies in the final environmental impact report. Accordingly, development efforts may be delayed or suspended. To June 30, 2008, the Company has expended approximately $10.2 million on these initiatives, of which $0.3 million was paid during the six months ended June 30, 2008. These amounts have been recorded as "real estate properties, net" on the accompanying consolidated balance sheets. Under the terms of the Letter of Intent, the Company may be responsible to fund additional costs; however, to June 30, 2008, the Company has not made any such payments.

  (k)
  Until December 25, 2007, The Meadows participated in a multi-employer defined benefit pension plan (the "Pension Plan") for which the Pension Plan's total vested liabilities exceeded its assets. The New Jersey Sports & Exposition Authority previously withdrew from the Pension Plan effective November 1, 2007. As the only remaining participant in the Pension Plan, The Meadows withdrew from the Pension Plan effective December 25, 2007, which constituted a mass withdrawal. An updated actuarial valuation is in the process of being obtained; however, based on allocation information currently provided by the Pension Plan, the estimated withdrawal liability of The Meadows is approximately $6.2 million. This liability may be satisfied by annual payments of approximately $0.3 million. As part of the indemnification obligations under the holdback agreement with Millennium-Oaktree (refer to Note 3), the mass withdrawal liability that has been triggered as a result of withdrawal from the Pension Plan will be offset against the amount owing to the Company under the holdback agreement.

  (l)
  The Maryland Jockey Club ("MJC") was party to agreements with the Maryland Thoroughbred Horsemen's Association and the Maryland Breeders' Association, which expired on December 31, 2007, under which the horsemen and breeders each contributed 4.75% of the costs of simulcasting to MJC. Without arrangements similar in effect to these agreements, costs are expected to increase by approximately $2.0 million for the year ending December 31, 2008. At this time, the Company is uncertain as to the renewal of these agreements on comparable terms.

  (m)
  On May 8, 2008, one of the Company's wholly-owned subsidiaries, LATC, commenced civil litigation in the District Court in Los Angeles for breach of contract. It is seeking damages in excess of $8.4 million from Cushion Track Footing USA, LLC and other defendants for failure to install a racing surface at Santa Anita Park suitable for the purpose for which it was intended. The defendants have been served with the complaint.

15.
SEGMENT INFORMATION

  Operating Segments

  The Company's reportable segments reflect how the Company is organized and managed by senior management. The Company has two principal operating segments: racing and gaming operations and real estate and other operations. The racing and gaming segment has been further segmented to reflect geographical and other operations as follows: (1) California operations include Santa Anita Park, Golden Gate Fields and San Luis Rey Downs; (2) Florida operations include Gulfstream Park's racing and gaming operations and Palm Meadows; (3) Maryland operations include Laurel Park, Pimlico Race Course, Bowie Training Center and the Maryland off-track betting network; (4) Southern U.S. operations include Lone Star Park; (5) Northern U.S. operations include The Meadows and its off-track betting network and the North American production and sales operations for StreuFex™; (6) European operations include the European production and sales operations for StreuFex™; (7) PariMax operations include XpressBet®, HRTV® to April 27, 2007, MagnaBet™, RaceONTV™, AmTote and the Company's equity investments in Racing World Limited, TrackNet Media and HRTV, LLC from April 28, 2007; and (8) Corporate and other operations includes costs related to the Company's corporate head office, cash and other corporate office assets and investments in racing related real estate held for development. Eliminations reflect the elimination of revenues between business units. The real estate and other operations segment includes the sale of excess real estate and the Company's residential housing development. Comparative amounts reflected in segment information for the three and six months ended June 30, 2007 have been reclassified to reflect the operations of Remington Park's racing and gaming operations and its off-track betting network, Thistledown, Great Lakes Downs, Portland Meadows and the Oregon off-track betting network, and Magna Racino™ as discontinued operations.

  The Company uses revenues and earnings (loss) before interest, income taxes, depreciation and amortization ("EBITDA") as key performance measures of results of operations for purposes of evaluating operating and financial performance internally. Management believes that the use of these measures enables management and investors to evaluate and compare, from period to period, operating and financial performance of companies within the horse racing industry in a meaningful and consistent manner as EBITDA eliminates the effects of financing and capital structures, which vary between companies. Because the Company uses EBITDA as a key measure of financial performance, the Company is required by U.S. GAAP to provide the information in this note concerning EBITDA. However, these measures should not be considered as an alternative to, or more meaningful than, net income (loss) as a measure of the Company's operating results or cash flows, or as a measure of liquidity.

  The accounting policies of each segment are the same as those described in the "Summary of Significant Accounting Policies" sections of the Company's annual report on Form 10-K for the year ended December 31, 2007. The following summary presents key information by operating segment:

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Revenues
California operations	$44,904	$48,908	$138,518	$159,746
Florida operations	26,568	21,096	102,547	98,556
Maryland operations	38,868	43,226	61,707	69,569
Southern U.S. operations	23,479	24,086	33,365	33,951
Northern U.S. operations	9,268	10,464	18,242	20,647
European operations	361	284	698	594
PariMax operations	22,199	22,597	43,171	44,500

	165,647	170,661	398,248	427,563
Corporate and other	76	56	139	106
Eliminations	(2,796)	(4,369)	(8,099)	(8,952)

Total racing and gaming operations	162,927	166,348	390,288	418,717

Sale of real estate	—	—	1,492	—
Residential development and other	3,355	1,058	5,478	2,891

Total real estate and other operations	3,355	1,058	6,970	2,891

Total revenues	$166,282	$167,406	$397,258	$421,608

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Earnings (loss) before interest, income taxes, depreciation and amortization ("EBITDA")
California operations	$3,539	$3,244	$16,192	$20,063
Florida operations	(3,780)	(6,275)	5,909	5,283
Maryland operations	5,594	9,829	3,938	9,791
Southern U.S. operations	3,625	3,515	3,115	3,130
Northern U.S. operations	(261)	(228)	725	(4)
European operations	(45)	(15)	(68)	(14)
PariMax operations	1,871	1,304	3,628	2,751

	10,543	11,374	33,439	41,000
Corporate and other	(6,486)	(6,754)	(11,250)	(11,857)
Predevelopment and other costs	(1,052)	(867)	(1,447)	(1,372)
Recognition of deferred gain on The Meadows transaction	—	—	2,013	—

Total racing and gaming operations	3,005	3,753	22,755	27,771

Residential development and other	2,207	216	3,316	752
Write-down of long-lived assets	—	—	(5,000)	—

Total real estate and other operations	2,207	216	(1,684)	752

Total EBITDA	$5,212	$3,969	$21,071	$28,523

  Reconciliation of EBITDA to Net Loss

	Three months ended June 30, 2008
	Racing and Gaming Operations	Real Estate and Other Operations	Total
EBITDA from continuing operations	$3,005	$2,207	$5,212
Interest expense, net	(16,448)	(8)	(16,456)
Depreciation and amortization	(11,209)	(7)	(11,216)

Income (loss) from continuing operations before income taxes	$(24,652)	$2,192	(22,460)

Income tax expense			530

Loss from continuing operations			(22,990)
Income from discontinued operations			1,736

Net loss			$(21,254)

	Three months ended June 30, 2007
	Racing and Gaming Operations	Real Estate and Other Operations	Total
EBITDA from continuing operations	$3,753	$216	$3,969
Interest expense, net	(11,096)	(49)	(11,145)
Depreciation and amortization	(9,053)	(8)	(9,061)

Income (loss) from continuing operations before income taxes	$(16,396)	$159	(16,237)

Income tax expense			4,092

Loss from continuing operations			(20,329)
Loss from discontinued operations			(3,108)

Net loss			$(23,437)

	Six months ended June 30, 2008
	Racing and Gaming Operations	Real Estate and Other Operations	Total
EBITDA (loss) from continuing operations	$22,755	$(1,684)	$21,071
Interest expense, net	(32,478)	(15)	(32,493)
Depreciation and amortization	(22,258)	(14)	(22,272)

Loss from continuing operations before income taxes	$(31,981)	$(1,713)	(33,694)

Income tax expense			2,263

Loss from continuing operations			(35,957)
Loss from discontinued operations			(31,757)

Net loss			$(67,714)

	Six months ended June 30, 2007
	Racing and Gaming Operations	Real Estate and Other Operations	Total
EBITDA from continuing operations	$27,771	$752	$28,523
Interest expense, net	(22,430)	(77)	(22,507)
Depreciation and amortization	(17,695)	(16)	(17,711)

Income (loss) from continuing operations before income taxes	$(12,354)	$659	(11,695)

Income tax expense			2,924

Loss from continuing operations			(14,619)
Loss from discontinued operations			(6,349)

Net loss			$(20,968)

	June 30, 2008	December 31, 2007
Total Assets
California operations	$296,816	$320,781
Florida operations	365,631	358,907
Maryland operations	159,613	162,606
Southern U.S. operations	99,307	97,228
Northern U.S. operations	18,462	18,502
European operations	1,534	1,468
PariMax operations	41,727	43,717

	983,090	1,003,209
Corporate and other	56,164	59,590

Total racing and gaming operations	1,039,254	1,062,799

Residential development and other	6,045	5,214

Total real estate and other operations	6,045	5,214

Total assets from continuing operations	1,045,299	1,068,013
Total assets held for sale	27,343	40,140
Total assets of discontinued operations	115,738	135,723

Total assets	$1,188,380	$1,243,876

16.
SUBSEQUENT EVENTS

(a)
One of the Company's subsidiaries, Pimlico Racing Association, Inc., has a revolving term loan facility with a U.S. financial institution that permits the prepayment of outstanding principal without penalty. This facility matures on December 1, 2013, bears interest at either the U.S. prime rate or LIBOR plus 2.6% per annum and is secured by deeds of trust on land, buildings and improvements and security interests in all other assets of the subsidiary and certain affiliates of MJC. At June 30, 2008, there were no drawings on this facility. On August 5, 2008, the revolving term loan facility was amended to reduce the maximum undrawn availability from $7.7 million to $4.5 million.

    Also, in connection with the financial covenant breach at June 30, 2008 relating to the term loan credit facilities with the same U.S. financial institution (refer to Note 8(b)(ii)), a waiver was obtained from the lender on August 5, 2008 for the financial covenant breach at June 30, 2008 and the loan facilities were amended to temporarily modify this financial covenant at September 30, 2008.

  (b)
  On August 1, 2008, one of the Company's European wholly-owned subsidiaries, Fontana, completed the sale of its 50% joint venture equity interest in Fontana Immobilien GmbH to a related party. The sale price included nominal cash consideration equal to Fontana's initial capital contribution and a future profit participation in Fontana Immobilien GmbH. Fontana and Fontana Immobilien GmbH also agreed to amend the real estate sale agreement (refer to Note 13(c)) such that the purchase price of Euros 0.8 million (U.S. $1.2 million) was accelerated and becomes due and payable to Fontana on August 7, 2008.

  (c)
  On July 30, 2008, the Company's $40.0 million senior secured revolving credit facility with a Canadian financial institution was extended from July 30, 2008 to August 15, 2008 (refer to Note 8(a)(i)).

  (d)
  On July 16, 2008, the Company completed the sale of Great Lakes Downs in Michigan to The Little River Band of Ottawa Indians for $5.0 million cash less customary closing adjustments. The net sale proceeds of approximately $4.5 million were used to repay a portion of the bridge loan facility with a subsidiary of MID.

  (e)
  On July 3, 2008, the Company's Board of Directors approved the Reverse Stock Split, with an effective date of July 22, 2008, of the Company's Class A Subordinate Voting Stock and Class B Stock utilizing a 1:20 consolidation ratio.

    As a result of the Reverse Stock Split, every twenty shares of the Company's Class A Subordinate Voting Stock and Class B Stock were consolidated into one share of Class A Subordinate Voting Stock and Class B Stock, respectively. The Reverse Stock Split affects all the Company's shares of common stock, stock options and convertible securities outstanding prior to the effective time of the Reverse Stock Split.

  (f)
  One of the Company's European wholly-owned subsidiaries had a bank term loan with a European financial institution of up to Euros 3.5 million bearing interest at the Euro Overnight Index Average Rate plus 3.75% per annum (7.8% at June 30, 2008). At June 30, 2008, there was a nominal amount outstanding under this bank term loan facility, which was fully repaid upon its expiry on July 31, 2008.

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  Exhibit 99.1
PRESS RELEASE
MAGNA ENTERTAINMENT CORP. ANNOUNCES RESULTS FOR THE SECOND QUARTER ENDED JUNE 30, 2008